Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Unaudited Fiscal 2007 First-Quarter Results
•	Sales of $388 Million, down from $410 Million in the Prior-Year Period

•	Gross Margin of 14.4%, up from 12.4% in the Prior-Year Period

•	Net Income up Significantly to $6.8 Million, or 22 Cents Per Diluted Share
BOCA RATON, Florida – August 3, 2006 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced fiscal 2007 unaudited first-quarter results for the period ended June 30, 2006.
Consolidated sales for the first quarter were $388.4 million, a decrease of 5.3% compared with sales of $410.0 million for the first quarter last year. The decrease in sales was due to lower-than-expected sales of IBM hardware products, particularly weakness in proprietary servers, which was in contrast to a strong performance in the first quarter last year.
First-quarter sales of hardware products were $296.6 million, down 10.1% from $329.8 million in last year’s first quarter. Software sales were $64.6 million, up 9.7% from $58.9 million a year ago. Services sales were $27.2 million, up 27.7% from $21.3 million in last year’s first quarter.
Gross margin for the quarter increased to 14.4% of sales, compared with 12.4% in last year’s first quarter. The improvement in gross margin is attributed to the strong sales growth in software and services, and higher profit earned on various supplier programs.
Selling, general and administrative (SG&A) expenses for the first quarter were $43.7 million, or 11.2% of sales, compared with $41.2 million, or 10.1% of sales, in the prior-year quarter. The year-over-year increase in SG&A expenses is primarily attributable to increased operating expenses associated with the company’s acquisition of The CTS Corporations and entrance into the mainland China and Hong Kong markets. Excluding these expenses, SG&A would have been down $600,000 year-over-year.
First-quarter net income was $6.8 million, or 22 cents per diluted share, compared with a net income of $290,000, or one cent per diluted share, in the first quarter last year, which included a $1.5 million, after tax, restructuring charge and a non-recurring $2.9 million, after tax, loss on redemption of Convertible Trust Preferred Securities.
Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “While disappointed with the market for proprietary servers in the quarter, I am pleased with our growth in software and services which continue to provide differentiated value to our customers and increased gross margins to our business.”
Retirement of $59.4 Million in Senior Notes
On August 1, 2006, the company’s 9.5% Senior Notes matured and were retired at a total cost of $62.2 million, of which $59.4 million was principal and $2.8 million was accrued interest. The company used available cash to fund the retirement.
Rhein added, “The retirement of the Senior Notes marks the first time in more than 30 years that the company is effectively debt-free.”

Business Outlook
Agilysys updated its fiscal 2007 guidance in a July 25, 2006, news release announcing preliminary first quarter results. As stated in the release, the company anticipates full-year sales growth of approximately 4% to 6% over the prior year. Full-year gross margin is expected to be approximately 13.2% of sales. Selling, general and administrative expenses are anticipated to be approximately 9.8% of sales for fiscal 2007.
Agilysys added that stock option expense for the fiscal year is expected to be $3.9 million on a pre-tax basis. As a result, fiscal 2007 earnings are expected to be in the range of $1.15 to $1.22 per share.
Agilysys also expects to incur fiscal 2007 capital expenditures between $2 million and $4 million and depreciation and amortization of approximately $10 million.
Conference Call Information
A conference call to discuss the first quarter results is scheduled for 11 a.m. ET on Thursday, August 3, 2006. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 1 p.m. ET on Thursday, August 3, 2006, through midnight ET on Thursday, August 17, 2006, accessible by dialing (877) 344-7529 or (412) 317-0088 (passcode #393531).
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys is a leading provider of enterprise computer technology solutions consisting of complex server and storage hardware, software and services. The company serves a broad base of customers in a wide variety of industries as well as the public sector. Agilysys designs and implements tailored solutions to help end users resolve their most complicated information technology (IT) needs, and supports reseller partners in growing their businesses. By combining proprietary software and services with the products and services of leading suppliers, Agilysys serves as a critical link in the IT supply chain. The company also offers industry-specific expertise in markets such as retail and hospitality. Headquartered in Boca Raton, Florida, Agilysys has sales offices throughout North America and in the Asia Pacific region. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-720-8602
julie.young@agilysys.com
# # #

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	June 30
(In thousands, except share and per share data)	2006	2005
Net sales	$388,351	$409,954
Cost of goods sold	332,604	359,196

Gross margin	55,747	50,758
Operating expenses
Selling, general, and administrative expenses	43,687	41,239
Restructuring charges	(34)	2,424

Operating income	12,094	7,095
Other (income) expenses
Other expense (income), net	774	(362)
Interest income	(1,725)	(1,471)
Interest expense	1,584	1,607
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	4,811

Income before income taxes	11,461	2,510
Provision for income taxes	4,724	1,177
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of taxes	—	900

Income from continuing operations	6,737	433
Income (loss) from discontinued operations, net of taxes	14	(143)

Net income	$6,751	$290

Earnings per share — basic and diluted
Income from continuing operations	$0.22	$0.01
Income (loss) from discontinued operations	—	—

Net income	$0.22	$0.01

Weighted average shares outstanding
Basic	30,524,983	28,901,927
Diluted	30,992,359	29,827,852

Cash dividends per share	$0.03	$0.03

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at June 30, 2006 are Unaudited)

	June 30	March 31
(In thousands, except share and per share data)	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$122,683	$147,850
Accounts receivable, net	264,171	267,916
Inventories, net	67,647	53,004
Deferred income taxes	8,228	10,418
Prepaid expenses and other current assets	3,889	3,447
Assets of discontinued operations	463	437

Total current assets	467,081	483,072
Goodwill	191,847	191,854
Intangible assets, net	11,020	11,854
Investments in affiliated companies	17,404	18,821
Other non-current assets	29,047	28,311
Property and equipment, net	27,300	27,928

Total assets	$743,699	$761,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$220,856	$238,493
Accrued liabilities	33,634	40,901
Current portion of long-term debt	59,586	59,587
Liabilities of discontinued operations	817	872

Total current liabilities	314,893	339,853
Long-term debt	57	99
Deferred income taxes	15,953	16,059
Other non-current liabilities	21,768	20,653
Shareholders’ equity
Common stock, without par value, at $0.30 stated value; authorized 80,000,000 shares; 30,584,498 and 30,526,505 shares outstanding at June 30, 2006 and March 31 2006, respectively, net of 54,025 shares in treasury at both June 30, 2006 and March 31, 2006	9,081	9,076
Capital in excess of stated value	114,354	113,972
Retained earnings	266,091	260,255
Unearned compensation on restricted stock awards	—	(168)
Accumulated other comprehensive income	1,502	2,041

Total shareholders’ equity	391,028	385,176

Total liabilities and shareholders’ equity	$743,699	$761,840

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	June 30
(In thousands)	2006	2005
Operating activities
Net income	$6,751	$290
Add: Income (loss) from discontinued operations	14	(143)

Income from continuing operations	6,737	433
Adjustments to reconcile income from continuing operations to net cash (used for) provided by operating activities (net of effects from business acquisition):
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	4,811
Loss on disposal of plant and equipment	1	1
Depreciation	738	971
Amortization	1,677	1,269
Deferred income taxes	2,084	(1,150)
Stock based compensation	287	—
Excess tax benefit from exercise of stock options	(44)	—
Changes in working capital:
Accounts receivable	3,817	(16,040)
Inventories	(14,643)	(5,914)
Accounts payable	(17,637)	43,577
Accrued liabilities	(7,223)	2,302
Other changes, net	(442)	818
Other non-cash adjustments	1,025	(286)

Total adjustments	(30,360)	30,359

Net cash (used for) provided by operating activities	(23,623)	30,792

Investing activities
Acquisition of businesses, net of cash acquired	—	(27,784)
Acquisition of property and equipment	(859)	(310)

Net cash used for investing activities	(859)	(28,094)

Financing activities
Redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	(107,536)
Dividends paid	(916)	(866)
Proceeds from issuance of common stock	201	3,843
Principal payment under long term obligations	(43)	(78)
Excess tax benefit from exercise of stock options	44	—

Net cash used for financing activities	(714)	(104,637)

Effect of foreign currency fluctuations on cash	96	(201)

Cash flows (used for) continuing operations	(25,100)	(102,140)
Cash flows of discontinued operations
Operating cash flows	(67)	(478)
Investing cash flows	—	—
Financing cash flows	—	—

Net decrease in cash	(25,167)	(102,618)
Cash at beginning of period	147,850	241,880

Cash at end of period	$122,683	$139,262